Farmer Mac Declares Quarterly Dividends on
Common and Preferred Stock

WASHINGTON, D.C., November 5, 2025 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a fourth quarter dividend of $1.50 per share for each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend will be payable on December 31, 2025 to holders of record of common stock as of December 15, 2025.

Farmer Mac’s board of directors has also declared a dividend on each of Farmer Mac’s five classes of preferred stock. The quarterly dividend of $0.35625 per share of 5.700% Non-Cumulative Preferred Stock, Series D (NYSE: AGM.PR.D), $0.359375 per share of 5.750% Non-Cumulative Preferred Stock, Series E (NYSE: AGM.PR.E), $0.328125 per share of 5.250% Non-Cumulative Preferred Stock, Series F (NYSE: AGM.PR.F), $0.3046875 per share of 4.875% Non-Cumulative Preferred Stock, Series G (NYSE: AGM.PR.G), and $0.40625 per share of 6.500% Non-Cumulative Preferred Stock, Series H (NYSE: AGM.PR.H), is for the period from but not including October 17, 2025 to and including January 17, 2026. These preferred stock dividends will be payable on January 17, 2026 to holders of record of those classes of preferred stock as of January 2, 2026.

About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure. Our secondary market provides liquidity to our nation’s agricultural and infrastructure businesses, supporting a vibrant and strong rural America. We offer a wide range of solutions to help meet financial institutions’ growth, liquidity, risk management, and capital relief needs across diverse markets, including agriculture, agribusiness, broadband infrastructure, power and utilities, and renewable energy. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. Additional information about Farmer Mac is available on our website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Lisa Meyer, Media Inquiries
        (202) 872-7700

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